Exhibit 5.1

Floor 4, Willow House, Cricket Square PO Box 884 Grand Cayman KY1-1103 Cayman Islands

LDK Solar CO., Ltd. Hi-Tech Industrial Park Xinyu City Jiangxi Province 338032 People’s Republic of China	D +1 345 914 5866 T +1 345 949 2648 F +1 345 949 8613 E slock@campbellslegal.com campbellslegal.com

28 August 2015	Our Ref: 14374-23862 Your Ref:

CAYMAN | BVI

Dear Sirs,

LDK Solar CO., Ltd. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to LDK Solar CO., Ltd., an exempted company incorporated and registered under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), filed by the Company on the date hereof under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”). The Registration Statement was prepared based on information furnished by the Company and we have not independently verified such information. Such Registration Statement is filed for the registration by the Company of (a) 5.535% Convertible Senior Notes due 2018 (the “2018 Notes”), (b) ordinary shares with a par value of US$0.10 per share of the Company (“Ordinary Shares”), whether represented by American depositary shares (“ADSs”), in proposed maximum aggregate offering price relating to Ordinary Shares issued and outstanding and to be issued upon conversion of any interest on the 2018 Notes to be paid in kind, and (c) Ordinary Shares, whether represented by ADSs, that may be issuable upon conversion of any principal amount of the 2018 Notes (together with the Ordinary Shares under clause (b), the “Subject Shares”), each as registered under the Registration Statement and for resale pursuant to the prospectus (the “Prospectus”) included in the Registration Statement.

The 2018 Notes are constituted by an indenture, dated December 10, 2014 (the “2018 Indenture” ) by and between the Company as issuer and The Bank of New York Mellon, London Branch, as trustee thereunder, among other parties, and convertible into Ordinary Shares, including Subject Shares to be issued for such purposes, in accordance with the terms of the 2018 Indenture.

For the purposes of giving this opinion, we have examined copies of the following documents:

•	the Registration Statement;

•	the Prospectus;

•	the executed global certificate representing the 2018 Notes;

•	the executed 2018 Indenture; and

•	the Registration Rights Agreement dated December 10, 2014 (the “RRA”).

We have also reviewed (1) a copy of the Company’s certificate of incorporation issued by the Registrar of Companies of the Cayman Islands (the “Registrar”) on 1 May 2006, (2) the memorandum and articles of association of the Company, adopted by special resolution on 17 April 2007, as amended on 17 June 2008 and on 22 January 2015 as registered and filed with the Registrar on 6 March 2015 (the “M&A”), (3) a copy of the minutes of the directors of the Company passed on 24 June 2015 (the “Resolutions”), (4) a copy of a certificate of good standing dated 25 August 2015 issued by the Registry of Companies in and for the Cayman Islands in respect of the Company, (5) the results of our searches against the Company at the Companies Registry and Grand Court in the Cayman Islands conducted on 27 August 2015, (6) a certificate of a director of the Company dated 28 August 2015, and (7) such other documents and, made such enquiries as to questions of law as we have deemed necessary, in order to render the opinion set forth below. The Registration Statement, the 2018 Indenture and the RRA are herein referred to as the “Documents”.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing under the laws of the Cayman Islands, has the power to enter into the 2018 Indenture and RRA and to consummate the transactions contemplated therein, and has duly authorised the entry into the 2018 Indenture and RRA and the performance of the transactions contemplated therein, and has duly executed and delivered the 2018 Indenture and issued the 2018 Notes.

2.	The issued and outstanding Ordinary Shares included in the Subject Shares are legally issued and allotted, fully paid and non-assessable. In this opinion, the phrase “non-assessable” means, with respect to such Ordinary Shares, that their holder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

3.	The issue and allotment of the Ordinary Shares currently included in the Subject Shares and issuable upon conversion of the 2018 Notes in accordance with the terms of the 2018 Indenture, have been duly authorised and, when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), such Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion, the phrase “non-assessable” means, with respect to such Ordinary Shares, that their holder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on such Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.	We have advised the Company with respect to the Cayman Islands taxation in connection with an investment in the 2018 Notes. This advice is summarised under the heading “Taxation — Cayman Islands Taxation” in the Registration Statement. We hereby confirm and adopt the opinions expressly set forth under the above heading in the Registration Statement as representing our opinion as to the material Cayman Islands tax consequences of the acquisition, ownership and disposition of the 2018 Notes.

5.	The statements in the Prospectus under the captions “Taxation — Cayman Islands Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters”, insofar and to the extent that they constitute a summary or description of matters governed by the laws and regulations of the Cayman Islands, fairly and accurately present the information and summarise the matters referred to therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, as may be amended or supplemented from time to time, and to the references made to us under the headings “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus and in the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Campbells

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